Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

CITIZENS FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $1.00 per share	Other	250,000(1)	$69.00(2)	$17,250,000	$0.00013810	$2,382.23
	Total Offering Amounts					$17,250,000		$2,382.23
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,382.23

(1)
Represents the maximum number of shares of the registrant’s common stock, par value $1.00 per share (the “Common Stock”), reserved for issuance under the Citizens Financial Services, Inc. 2026 Equity Incentive Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional shares of the Common Stock that may become issuable under the plan referenced above by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of common stock of the Registrant as reported on The NASDAQ Global Market LLC on April 21, 2025, which was $69.00 per share.